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                          EXHIBIT INDEX


Exhibit 99     -     Press release of J.P. Morgan & Co.
Incorporated
                  dated June 21, 1995



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                                                       Exhibit 99

                                                    June 21, 1995






 J.P. Morgan sells its U.S. commercial paper processing business and outsources some processing services
________________________________________________________________


     J.P. Morgan announced today that The Chase Manhattan
Corporation has agreed to acquire Morgan's U.S. commercial paper issuing and paying agency business. The terms were not disclosed. Morgan also announced that it will outsource certain cash and check processing services to Transys, the operational services subsidiary of CoreStates Financial Corp.

     These announcements follow Morgan's recent agreement to sell its global securities custody business. That decision and those announced today reflect a sharpening of the firm's strategic focus on core global banking activities. The firm will continue to provide clients with money transfer services, in which Morgan has a leading position and can leverage systems that support its own operating needs.

     Processing transactions is a core service of Chase
Manhattan, and its expertise in the commercial paper issuing and paying agency business will ensure that Morgan's clients continue to receive excellent service. Morgan is a major provider of commercial paper processing in the United States.

     J.P. Morgan is a global banking firm that serves clients with complex financial needs through an integrated range of advisory, financing, trading, investment, and related capabilities.




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